Exhibit 10.1

Via Email

To: Laura Gillund

Re: Transition Agreement

Dear Laura:

As you know, you have indicated to Cardiovascular Systems, Inc. (“CSI”) that you plan to voluntarily resign your employment with CSI for the purpose of retirement. The purpose of this letter agreement is to confirm your and CSI’s agreement with regard to the upcoming transition and end of your employment relationship with CSI, which are intended to extend your employment and services for a period of time to provide for a smooth transition for CSI. As used herein, the “Transition Period” shall be the period commencing as of the date you sign this letter agreement (this “Agreement”) below and ending at the close of business on August 30, 2019 (the “Separation Date”). This Agreement supplements the Employment Agreement between you and CSI dated September 24, 2013 (the “Employment Agreement”).

Following the execution of this letter agreement, you will remain employed in your current role of Chief Talent Officer under your current terms and conditions of employment. Your resignation from your position as an executive officer of CSI will be effective at the earlier of (i) the close of business on the day immediately prior to the date that your successor as leader of the Human Resources Department of CSI commences employment (the “Successor Commencement Date”), or (ii) the Separation Date. If the Successor Commencement Date occurs prior to the Separation Date, you will remain as an employee but not an officer of CSI through the Separation Date. Effective as of the Successor Commencement Date, you will no longer be eligible for CSI’s Executive Officer Severance Plan, as restated August 22, 2018 (the “Plan”), or under any other then-existing severance plan of CSI; instead, you will be offered the Severance Package summarized below. Notwithstanding the foregoing, if, prior to the Separation Date, CSI terminates your employment: (i) without Cause (including due to Reduction-In-Force) or (ii) you resign for Good Reason following a Change of Control, as those terms are defined in the Plan, CSI will offer you a severance package equal to what you would have been offered under such Plan as a Section 16 Officer and the terms of this letter agreement will be null and void.

Effective on the Successor Commencement Date, you will assume a new position of Vice President, Administration and your current pay (annualized salary of $315,655) and employee benefits will remain in place. Your annual bonus eligibility for FY19 (July 1, 2018 - June 30, 2019) will remain in place unchanged per the terms and conditions of the applicable bonus plan. You will not be eligible to earn or receive any bonus pay for any period commencing July 1, 2019. You agree that the change of your title from Chief Talent Offer to Vice President, Administration and any and all related changes to your status in connection with such change (including, without limitation, your authority, duties or responsibilities, reporting structure or relationships, budget authority, and/or target bonus), will not constitute Good Reason under the Plan under any circumstances.

Your employment with CSI will end on the Separation Date as a result of your voluntary resignation due to retirement. As of the Separation Date, CSI will offer you a severance package (collectively, the “Severance Package”) consisting of (1) a twelve month consulting arrangement, effective on the day after the Separation Date, under which you will be paid $3,333 per month, provided, however, that in no event shall such consulting services be greater than 16 hours per month (which is less than twenty percent (20%) of the level of services performed by you over the 36-month period ending on the Separation Date), and provided that you sign a consulting agreement in a form supplied by CSI (the “Consulting Agreement”), (2) allowing your time-based restricted stock awards to continue to vest during the period the Consulting Agreement is in effect, (3) allowing your performance-based restricted stock awards granted on August 8, 2016 and August 7, 2017 to continue to vest through the period the Consulting Agreement is in effect (provided, that the performance criteria for such vesting are met as determined by CSI in accordance with the terms for such restricted stock (in or around August or September 2019 and 2020 (as applicable) such that, if and to the extent applicable, such shares will vest as of such determination), (4) allowing your performance-based restricted stock award granted on August 28, 2018 to vest through the period the Consulting Agreement is in effect on a pro rata basis in accordance with the respective award agreement (provided, that the performance criteria for such vesting are met as determined by CSI in accordance with the terms for such restricted stock (in or around August or September 2021) such that, if and to the extent applicable, such shares will vest as of such determination), and (5) paying COBRA premiums for you and your eligible dependents for up to 18 months following the Separation Date or, if earlier, such time as you or your eligible dependents are eligible for other health insurance coverage, provided you take all steps necessary to timely elect COBRA coverage. Your eligibility for and receipt of the Severance Package is conditioned upon your remaining in compliance with any restrictive covenant agreements you have with CSI, including those set forth in Sections 9-13 of your Employment Agreement, and you executing, not rescinding and complying with a full and final release of claims agreement in favor of CSI in a form supplied by CSI, to include other standard terms such

Exhibit 10.1

as cooperation, non-disparagement and confidentiality (the “Separation Agreement”). The Separation Agreement and the Consulting Agreement will be provided to you on or after the Separation Date for your signature, and will be in substantially the form that has been provided to you contemporaneously with this letter.

Notwithstanding anything herein to the contrary, during the Transition Period, you will remain employed on an at-will basis as provided in Section 8 of your Employment Agreement. If your employment is terminated with Cause (as defined in the Plan) prior to the Separation Date, you will not be eligible for the Severance Package set forth herein (or any severance benefits under the Plan or any other severance plan of CSI). If you resign your employment with CSI for any reason or die prior to the Separation Date, you will not be eligible for the Severance Package set forth herein (or any severance benefits under the Plan or any other severance plan of CSI), unless otherwise agreed by CSI in writing. For the avoidance of doubt, the parties agree that as of your signing of this Agreement, any severance provisions of your Employment Agreement shall be of no further force or effect and shall be superseded by this Agreement.

If you agree with the terms outlined in this Agreement, please sign and date below, and return to me by January 9, 2019. Laura, we are grateful for your years of service to CSI and look forward to working with you during the Transition Period. Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ Scott R. Ward

Scott R. Ward
President & Chief Executive Officer

Agreed:

/s/ Laura Gillund                 January 9, 2019
Laura Gillund                                Date